Distribution Agreement
Calvert Distributors, Inc.

Addendum to Schedule II

Fees are expressed as a percentage of average annual daily net assets and are payable monthly.

Distribution Fee

The Calvert Fund

          Calvert Short-Term Government Fund
          Calvert High Yield Bond Fund
Class A	Class C	Class I	Class Y
0.25%	0.75%	N/A	N/A

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Schedule III

Fees are expressed as a percentage of average annual daily net assets and are payable monthly.

Service Fee

The Calvert Fund

          Calvert Short-Term Government Fund
          Calvert High Yield Bond Fund
Class A	Class C	Class I
0.25%	0.25%	None

Date: